As filed with the Securities and Exchange Commission on: June 2, 2004
                                                         ------------

                                                     Registration No. 333-112824

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            HYDRON TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    New York
            --------------------------------------------------------
            (State or jurisdiction of incorporation or organization)

                                   13-1574215
                     ---------------------------------------
                     (I.R.S. Employer identification Number)

                              2201 West Sample Road
                              Building 9, Suite 7B
                          Pompano Beach, Florida 33073
                                 (954) 861-6400
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                William A. Lauby
                             Chief Financial Officer
                            Hydron Technologies, Inc.
                              2201 West Sample Road
                              Building 9, Suite 7B
                          Pompano Beach, Florida 33073
                                 (954) 861-6400
            --------------------------------------------------------
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

                                 With a copy to:
                          Robert C. Brighton, Jr., Esq.
                  Ruden McClosky Smith Schuster & Russell, P.A.
                           200 East Broward Boulevard
                                   Suite 1500
                         Fort Lauderdale, Florida 33301
                                 (954) 527-2473

            Approximate date of commencement of sale to the public: From time to time after the effective date of this Registration Statement as determined by the selling shareholders.

            If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under he Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

            If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 CALCULATION OF REGISTRATION FEE

                                                       Proposed          Proposed
 Class of Securities to be          Amount to be     Maximum Price   Maximum Offering   Amount of
        Registered                   Registered(1)    per Share(2)        Price            Fee
---------------------------------   --------------   -------------   ----------------   ---------


Common Stock, $.01 par value          2,210,000        $  .570         $ 1,259,700
Common Stock, $.01 par value            325,000        $  .570             185,250
Common Stock, $.01 par value          1,750,000        $  .570             997,500
Common Stock, $.01 par value          2,210,000        $ 1.000           2,210,000
Common Stock, $.01 par value          1,750,000        $  .750           1,312,500
Common Stock, $.01 par value             25,000        $  .750              18,750
Common Stock, $.01 par value            275,000        $  .750             206,250
Common Stock, $.01 par value            221,500        $  .750             166,125
                                     ----------                        -----------
                                      8,766,500                          6,356,075

Warrants to purchase Common Stock     2,210,000           (3)              (3)             (3)
                                     ----------                        -----------      --------
                                     10,976,500                        $ 6,356,075      $ 805.31(4)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

---------------
(1) This Registration Statement covers such additional indeterminate number of shares of Common Stock as may be issued upon exercise of options and warrants by reason of plans or agreements under which the options and warrants were granted. Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required. Unless otherwise specified, the number of shares of Common Stock specified is the number which may be acquired upon exercise of options or warrants to purchase Common Stock at the maximum exercise price thereof.

(2) Estimated solely for calculation of the amount of the registration fee. All shares of Common Stock are being offered by the Selling Security Holders who are not restricted as to the price or prices at which such securities may be sold. It is anticipated that such securities will be offered at prices approximating fluctuating market prices. Therefore, pursuant to Rule 457 of the Securities Act of 1933, as amended, the registration fee has been calculated based upon higher of (i) the average of the high and low prices of the Company's Common Stock on January 30, 2004 as quoted on the OTC Bulletin Board, or (ii) the maximum exercise price per share for shares of Common Stock issuable upon exercise of options and warrants to purchase Common Stock.

(3) Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants to acquire Common Stock.

(4) Filing fee was paid with the original filing.

PROSPECTUS

                            HYDRON TECHNOLOGIES, INC.
                        8,766,500 Shares of Common Stock
                               2,210,000 Warrants

This prospectus relates to the offering from time to time of up to 8,766,500 shares of Common Stock and 2,210,000 warrants to purchase shares of Common Stock ("Securities") of Hydron Technologies, Inc. by the shareholders named in this prospectus or their transferees, pledgees, donees or successors ("Selling Shareholders"). The Selling Shareholders' include the Company's Chairman of the Board and current Chief Executive Officer, Richard Banakus and the other three members of the Board of Directors (see "Selling Shareholders" below). Hydron will receive an aggregate $2,837,173 upon the exercise of the warrants and options, assuming the exercise of all warrants and options for cash. Hydron will not receive any proceeds from sales of the outstanding shares of Common Stock or sales of the underlying shares relating to the warrants and options.

Hydron is registering these Securities for resale, but the registration of these Securities does not necessarily mean that the Selling Shareholders' will sell any of these Securities.

Our Common Stock is quoted on the OTC Bulletin Board, a regulated quotation service for over-the-counter securities not listed or traded on NASDAQ, under the symbol HTEC.OB. On January 30, 2004, the closing price of the Company's Common Stock was $ 0.58. The warrants are not quoted or traded in any securities market.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR DISCUSSION OF THESE RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AND COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

The date of this prospectus is June 2, 2004.

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

THE COMPANY ............................................................    5

RISK FACTORS ...........................................................    6

FORWARD-LOOKING STATEMENTS .............................................   12

USE OF PROCEEDS ........................................................   12

SELLING SHAREHOLDERS ...................................................   13

DESCRIPTION OF WARRANTS ................................................   15

PLAN OF DISTRIBUTION ...................................................   15

LEGAL MATTERS ..........................................................   18

EXPERTS ................................................................   19

WHERE YOU CAN FIND MORE INFORMATION ....................................   19

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ........................   19


                              ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The Selling Shareholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our Company, our Common Stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate into this prospectus by reference, which we describe under the heading "Incorporation of Certain Documents By Reference."

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The Securities are not being offered in any jurisdiction where the offering is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.


                                   THE COMPANY

Hydron Technologies, Inc. markets a broad range of personal care products using a moisture-attracting ingredient (the "Hydron(R) polymer"), and owns a non-prescription drug delivery system for topically applied pharmaceuticals, which uses such polymer. The Company markets its skin care products through Hydron's direct-to-consumer catalog and on the Internet at www.hydron.com. Hydron has received a patent on its method for delivery of oxygen into the skin and tissue without the use of the bloodstream and is committed to the development of products and medical applications associated with its proprietary tissue oxygenation technology.

Our principal offices are located at 2201 West Sample Road, Building 9, Suite 7B, Pompano Beach, Florida 33073 and our telephone number is (954) 861-6400. Our website address is www.hydron.com. Information on our website does not constitute part of this prospectus.


                                  RISK FACTORS

You should carefully consider the following risks before making an investment decision. We urge you to consult with your own legal and tax advisers prior to making an investment decision.

Hydron Has Received a "Going Concern" Report from Our Auditors
--------------------------------------------------------------

The Company has received a "going concern" report from its independent certified public accountants. The Company has experienced losses from operations in every fiscal year since 1996. These matters raise substantial doubt about the Company's ability to continue as a going concern.

We have incurred significant losses over the past five years and anticipate that we will continue to incur substantial losses, both on a net and operating basis, in the current year. The ability of the Company to continue as a going concern is dependent upon, among other things, development of Hydron's oxygenation technology, enhanced sales levels, the careful management of costs, and receipt of additional equity financing.

Hydron Has Not Paid Dividends Since 1996 and Its Ability to Pay Dividends Depends Upon Improvements in Our Financial Results
-------------------------------------------------------------------------

We cannot assure you that the Company will operate at a profit in the future or whether or when we will generate cash flow from legally available sources. Management of the Company will pay costs incurred in operating the Company and conducting and completing the Company's business plan before dividends are paid. We may also enter into agreements relating to loans to us that would prohibit the payment of dividends. In addition, the Board of Directors may determine to establish and maintain reserves for working capital, taxes, insurance and other costs and expenses relating to the Company's business. Any of the foregoing events may delay or prevent your receipt of dividends.

We May be Unable to Successfully Develop and Market Products Using the Super-Oxygenation Technology
----------------------------------------------------------------------

We have had some initial research success utilizing a new technology that super-oxygenates certain liquids and have focused our business strategy around the development and marketing of products derived from this technology. However, as we conduct additional research, our initial results may be offset by currently unknown negative attributes.

Technical Difficulties

Among other things, the ability to super-oxygenate liquids may be limited to only a few specific substances, restricting the number and type of products that may be developed using the new technology. Additional research will be required to determine whether fluids with varying degrees of viscosities will retain super-oxygenation. Other desirable ingredients such as sterilizing additives may react with the high level of oxygen and change the expected results thus limiting the number or types of additives that could be used.

Reaction by Users

The combination of additives with the high level of oxygen in the products may cause users of such products to experience negative reactions that would outweigh the potential benefits of the products. The normal reaction from additives may vary when combined with extra oxygen and the expected result may not be achieved.

FDA Approvals

Our marketing of commercial products based on the new technology is dependent on achieving various milestones in the research and development by certain dates. There can be no assurance that these progress goals will be met or that we will be able to introduce commercial products using the new technology on the timetable contemplated by our business strategy or at all. Moreover, some products will require approval by the Food and Drug Administration. This approval process can be lengthy and costly (several hundred thousand dollars). Delays in or the failure to obtain necessary FDA approvals would limit our ability to offer products using the new technology.

Attracting Strategic Alliances

We will seek to develop alliances with leaders in other industries to develop, market and distribute products using the new technology. However, these companies may choose to develop their own alternative technologies, or we may be unable to negotiate an alliance on satisfactory terms. Without such alliances, our ability to successfully conduct product development, and market and distribute new products will be adversely affected by our limited resources, including our marketing ability and access to distribution channels. Failure to develop alliances would significantly reduce the commercial potential of the new technology.

Raising Additional Financing

We expect that significant additional financing will be required to develop the broad-ranging infrastructure we believe will be necessary to fully realize the commercial potential of our new technology in several areas, including, health care, industrial and cosmetic uses. We will be required to raise additional financing to fund several years of research, develop manufacturing techniques, and create products and packaging necessary for product distribution. Equity financing will dilute current shareholders' holdings and the price received for our stock in such financings may be very dilutive to existing shareholders depending on R & D results, market conditions, and other factors affecting the price of securities.

Qualified Employees

If we are unable to attract and retain qualified personnel, and obtain adequate accounting and management resources, along with computer hardware and software capabilities that we do not currently possess, our ability to commercially exploit this new technology will be impeded and result in a delay in achieving alliance agreements, product introductions and brand development.

We Are Dependent Upon Key Personnel
-----------------------------------

Our success depends substantially upon our ability to attract, integrate, motivate and retain qualified senior management and key research and sales personnel. Our Company is currently managed by Richard Banakus, who serves on an interim basis as President and Chief Executive Officer, by Terrence S. McGrath, our Chief Operating Officer, and by William A. Lauby, our Chief Financial Officer. The loss of Mr. Banakus, Mr. McGrath, or Mr. Lauby would have a material adverse effect on our business.

Competition for qualified managerial, technical and sales personnel is intense, and we may not be able to retain existing or attract additional qualified personnel in the future. If we were to lose key personnel or fail to attract additional personnel with appropriate qualifications, we would have difficulty implementing our business strategy, and our operating results and financial condition could be materially adversely affected.

We Will Require Significant Working Capital in the Future
---------------------------------------------------------

We anticipate that present working capital balances and internally-generated funds will be sufficient to meet our working capital needs for the next twelve months. The development of our oxygenation technology will depend on our ability to raise capital on commercially reasonable terms. There is no assurance that we will be able to obtain additional financing for such purposes or on acceptable terms. Any additional equity financing may dilute existing holders of our equity. Debt and bank financing, if and when incurred, will affect our operating results and may require us to agree to restrictive covenants that may impact the way we implement new initiatives and operate our business.

Competition in the Cosmetics and Skin Care Products Business is Significant
---------------------------------------------------------------------------

The cosmetics and skin care products business is highly competitive. Our competitors generally have greater financial and other resources than we possess, including increased brand recognition.

Our industry frequently experiences rapid changes due to fluctuations in consumer preferences and industry trends. We compete on the basis of numerous factors. Brand recognition, product quality, performance and price, and the extent to which consumers are educated about product benefits have a marked influence on consumers' choices. Advertising, promotion, merchandising and packaging, along with the timing of new product introductions and line extensions also have a significant impact on buying decisions, while the structure and quality of the marketing channels affect product reception. Our competitors' products are often supported by substantial promotional campaigns. These factors, as well as demographic trends, economic conditions, competitors' discount pricing strategies, and potential direct sales by manufacturers to our customers could have a material adverse effect on our business, financial condition and results of operations.

We Rely Upon Our Licensing Agreement With National Patent Development Corporation for the Supply of the Hydron(TM) Polymer
---------------------------------------------------------------------

National Patent Development Corporation ("NPDC") has granted us an exclusive worldwide license to market products using Hydron(TM) polymers in the oral health, personal care/cosmetic and other consumer product fields, and to utilize the Hydron(TM) polymer as a drug release mechanism in topically applied, nonprescription pharmaceutical products. The Hydron(TM) polymer is the underlying technology in substantially all of the Company's existing products, but is not integral to our new super-oxygenation technology. However, the loss or substantial dilution of our rights to use the Hydron(TM) polymer would have a material, adverse affect on our business.

Hydron is currently in negotiations with the assignee and successor in interest of NPDC to eliminate or reduce the royalties payable on the sales of products that utilize the Hydron(TM) polymer. If these negotiations are not concluded successfully, the existing agreement would continue and Hydron would be required to pay any royalties that are in arrears (approximately $120,000) as of December 31, 2003. This would reduce the funds available for the development of our oxygenation technology

We Are Reliant Upon Independent Third Parties for the Manufacture of Our Hydron(TM) Polymer-Based Products
------------------------------------------------------------------------

Hydron(TM) polymer-based products are manufactured exclusively for us by independent third parties. To date, the outsourcing of the production has allowed us to meet shipment demands in a timely manner. If we experience delays in the delivery of the finished products or the raw materials or components used to make such products, our business could be adversely affected.

We Have a Limited Ability to Protect Our Intellectual Property
--------------------------------------------------------------

We regard our patents, copyrights, trademarks, service marks, and other intellectual property as important to our success.

We hold several patents relating to our products and have licensed the rights to the Hydron polymer for the uses described above. However, not all of our technology is protected by patents or registration, and even if protected in some jurisdictions, may not be protected in every jurisdiction where our products are or may be sold.

The steps taken by us, and by those with whom we hold licenses, to protect our intellectual property may not be adequate. Third parties may infringe or misappropriate our patents, copyrights, trademarks, service marks and similar propriety rights. We will rely on patent, trademark, and copyright law, trade secret protection and confidentiality, as well as, license and other agreements with employees, customers, strategic partners and others to protect our intellectual property.

Effective patent, copyright, trademark, service mark and trade secret protection may not be available in all markets where our products are or may be sold.

Hydron's stock has a market value below $1.00, which restricts trading the stock.
--------------------------------------------------------------------------

Our common stock is subject to the penny stock rules, which means our market liquidity could be adversely affected. The SEC's regulations define a "penny stock" to be an equity security that has a market price less than $5.00 per share, subject to certain exceptions. These rules impose additional sales practice requirements on broker dealers that sell low-priced securities to persons other than established customers and institutional accredited investors; and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell of make a market in our common stock might decline.

Our Common Stock Price May Be Volatile
--------------------------------------

Although our Common Stock trades on the over-the-counter market and is quoted on the OTC Bulletin Board, we cannot assure you that there will be an active trading market or adequate liquidity for our Common Stock. In addition, the trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. Our stock price may fluctuate in response to a number of events and factors, including:

     o    quarterly or cyclical variations in financial results;

     o    future announcements concerning our business;

     o changes in financial estimates and recommendations by securities analysts;

     o    news reports relating to trends in relevant industries;

     o    actions of competitors or the entrance of new competitors;

     o market and industry perceptions of our success, or lack thereof, in pursuing our business plan;

     o    prevailing interest rates;

     o    governmental regulations;

     o    changes and developments affecting relevant industries; and

     o    general market conditions.

No Market Exists for the Sale of Our Warrants
---------------------------------------------

Although our Common Stock trades on the over-the-counter market and is quoted on the OTC Bulletin Board, there is no established market or price quotation for warrants to purchase our Company's Common Stock. Accordingly, it is unlikely that you will be able to sell the warrants except in private sales. This lack of a trading market and price substantially limit your ability to sell such warrants and, should you be able to, would likely depress the price you would receive in any such sale.

Moreover, the value of the warrants will be affected by the same factors affecting the value of our shares of Common Stock.

Issuance of Additional Stock Could Dilute, Impede Tender Offers or Adversely Affect the Rights of Common Stock Holders
----------------------------------------------------------------------------

Our authorized, unissued and unreserved shares of capital stock as of January 30, 2004 includes (i) a total of approximately 16,200,000 shares of Common Stock and (ii) a total of 5,000,000 shares of preferred stock. Our Board of Directors, without any action by our shareholders, is authorized to issue additional shares of Common Stock and to designate and issue shares of preferred stock in such series as it deems appropriate, and to establish the rights, preferences, and privileges of such preferred stock, including dividend, voting and liquidation rights. The ability of the Board to issue additional shares of Common Stock and to designate and issue Preferred Stock having preferential rights to those of the shares of Common Stock could dilute the value of the shares of Common Stock. In addition, the issuance of shares of preferred stock with special rights or disproportionate voting power could impede or deter an unsolicited tender offer or other takeover proposal for us, and could adversely affect the voting power and other rights of holders of our Common Stock.

Future Sales of Our Common Stock Could Depress Our Stock Price
--------------------------------------------------------------

We cannot predict the effect that future sales of our Common Stock will have on its market price. As of January 30, 2004, there were 9,260,136 shares of Common Stock outstanding and an additional 4,481,500 warrants or options to purchase shares of our Common Stock outstanding. Shares that were sold to Selling Shareholders or other shares of our Common Stock that we issue in the future may become available for resale in the public market from time to time. Sales of substantial amounts of our Common Stock, or the perception that such sales may occur, could adversely affect the market price of our Common Stock or our ability to raise capital by offering equity securities.

We May Experience Volatility in Our Stock Price That Could Affect Your
Investment
----------------------------------------------------------------------

The price of our Common Stock has been, and may continue to be, highly volatile in response to various factors, many of which we cannot control, including:

     o    developments in the industries in which we operate;

     o actual or anticipated variations in quarterly or annual operating results;

     o    speculation in the press or investment community; and

     o announcements of technological innovations or new products by us or our competitors.

Our Common Stock's market price may also be affected by our inability to meet analyst and investor expectations or our failure to achieve projected financial results, including those set forth in this prospectus. Any failure to meet such expectations or projected financial results, even if minor, could cause the market price of our Common Stock to decline. Volatility in our stock price may result in an inability to sell shares at or above the price at which they were purchased in this offering.

In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our Common Stock's market price. In the past, securities class action lawsuits frequently have been instituted against such companies following periods of volatility in the market price of such companies' securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations, and financial condition.

Our Executive Officers and Directors Control a Significant Percentage of Our Common Stock and These Shareholders May Take Actions That Are Adverse to Your Interests
-----------------------------------------------------------------------------

Our executive officers and directors and entities affiliated with them, in the aggregate, beneficially own approximately 42.5% of the outstanding shares of our Common Stock. As a result, these shareholders, acting together, can significantly influence all matters requiring shareholder approval, including the election and removal of directors and approval of significant corporate transactions such as mergers, consolidations, and sales of assets. They also could dictate the management of our business. This concentration of ownership could have the effect of delaying, deferring, or preventing a change in control or impeding a merger or consolidation, takeover, or other business combination, which could cause the market price of our Common Stock to fall or prevent you from receiving a premium in such a transaction.

The conditions described above could delay or impede transactions involving a change in control of the Company or its management.


                           FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, about our plans, beliefs, goals, intentions, objectives, projections, expectations, assumptions, strategies, and future events are forward-looking statements.

Words such as "may," "will," "believe," "plan," "should," "could," "seek," "expect," "anticipate," "intend," "estimate," "goal," "objective" and similar words, or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

     o Important factors that could cause a material difference in the actual results from those contemplated in such forward-looking statements include, but are not limited to, those listed under "Risk Factors" and elsewhere in this prospectus.


                                 USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of the Securities offered by this prospectus. Hydron will not receive any of the proceeds from the sale of the Securities offered by the Selling Shareholders under this prospectus, but we have agreed to pay the expenses of preparing this prospectus and the related registration statement. The Company would receive the exercise price for warrant and options exercised. Proceeds from the exercise of warrants or options would be used to expand the Company's research and product development program related to its tissue oxygenation technology.

                              SELLING SHAREHOLDERS

Hydron is registering all 8,766,500 shares of Common Stock and all 2,210,000 warrants (the underlying shares of which are included in the 8,766,500) to purchase Common Shares covered by this prospectus on behalf of the Selling Shareholders named in the table below (including their donees, pledgees, transferees, or other successors-in-interest who receive any of the shares covered by this prospectus). Hydron sold an aggregate of 4,285,000 shares of Common Stock, and options and warrants to purchase an aggregate of 3,960,000 shares of Common Stock, to the Selling Shareholders in private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Hydron is registering the shares to permit the Selling Shareholders to offer and sell these shares for resale from time to time. The Selling Shareholders may sell all, some, or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to Hydron by the respective Selling Shareholders. For more information, see "Plan of Distribution." None of the Selling Shareholders has had any material relationship with Hydron within the past three years other than as a result of the ownership of these shares except for Mr. Richard Banakus who is Chairman of the Board, Interim President and Chief Executive Officer and Ms. Karen Gray, Mr. Joshua Rochlin, and Mr. Ronald J. Saul who are Directors of the Company. In addition, Hydron has a five-year agreement with another Selling Shareholder, Life International Products, Inc., that allows Hydron to license existing machine technology from Life International Products, Inc. in exchange for a 5% royalty payment on any related revenues derived by Hydron from such technology.

These Selling Shareholders acquired an aggregate of 4,285,000 of the shares and 3,960,000 options and warrants to purchase shares of Common Stock directly from the Company in private placements exempt from registration under the Securities Act of 1933, as amended, that closed as of August 23, 2002, December 10, 2002, and November 13, 2003. First Dunbar Assoc. Inc. P.S.P. and Mr. Jim McCarthy received 12,500 stock options for their assistance in identifying investors in the Company's November 13, 2003 private placement. Mr. Charles Fox received 25,000 stock options for his research and development work with the Company's new patent on super-oxygenation technology. The Chairman of the Board and current Chief Executive Officer, Mr. Richard Banakus and a Director of the Board, Ronald J. Saul, received options to purchase 250,000 shares of Common Stock from the Company in lieu of the payment of interest with respect to short-term loans they made to the Company pending the completion of the November 13, 2003 private placement. The principal amount of these loans were paid from the proceeds of that private placement. Shares of Common Stock totaling 221,500 shares upon the exercise of options granted to officers and directors of the Company under the Company's Stock Option Plans are also included in this prospectus.

The table on the next page lists the Selling Shareholders and information regarding their ownership of our Common Stock.

                                       NUMBER OF          NUMBER OF          SHARES OWNED AFTER
                                     SHARES OWNED        SHARES BEING           OFFERING(1)
                                       PRIOR TO            OFFERED      ----------------------------
       SELLING SHAREHOLDER           THIS OFFERING          HEREBY         NUMBER      PERCENTAGE(2)
---------------------------------    -------------       ------------   ------------   -------------

Richard Banakus
  Chairman, Interim President and
  Chief Executive Officer               3,610,000(3)        3,146,500      463,500(4)        4%
Karen Gray
  Director                                 63,000(5)           60,000        3,000           *
Joshua Rocklin
  Director                                 40,000(6)           40,000            0           0%
Ronald J. Saul
  Director                              1,223,500(7)          975,000      248,500           2%
Ronald J. Saul &
  Antonette G. Saul                     1,223,500(8)          975,000      248,500           2%
Regis Synan                               510,000(9)          450,000       60,000           *
Andrew A. Darmstadter                     548,800(10)         500,000       48,800           *
Life International Products, Inc.         325,000             325,000            0           0%
Steven M. Adkins                          100,400(11)         100,000          400           *
Donald Bakalor                            302,400(12)         200,000      102,400           1%
Jeffrey P. Bash                           200,000(13)         200,000            0           0%
Robert K. Battaglia                       103,556(14)         100,000        3,556           *
Etienne des Roys                           40,000(15)          40,000            0           0%
Emanuel E. Geduld                         200,000(16)         200,000            0           0%
Frank Goebels, Managing Member
  Tilldale Management LLC                 200,000(17)         200,000            0           0%
HRSE Realty Partners,
  A PA General Partnership                 80,000(18)          80,000            0           0%
W.A. Hoy, Jayne M. Hoy                    200,000(19)         200,000            0           0%
Atlas Capital SA                          462,200(20)         400,000       62,200           *
W. Bryan Pizzi II                          40,000(21)          40,000            0           0%
Plenteous Corp.                           480,000(22)         480,000            0           0%
Atle Lygren                               400,000(23)         400,000            0           0%
Donna Murphy                              421,100(24)         400,000       21,100           *
Frank R. Spellman ADM.
  First Dunbar Assoc. Inc. P.S.P.          40,000(25)          40,000            0           0%
First Dunbar Assoc., Inc.                  12,500(26)          12,500            0           0%
Jim McCarthy                               12,500(27)          12,500            0           0%
Alan Trager                               290,000(28)         140,000      150,000           2%
Charles Fox                                25,000(29)          25,000            0           0%
                                       ----------           ---------    ---------
TOTAL                                  11,153,456           9,741,500    1,411,956
====================================================================================================

* Less than 1.0%.

---------------
(1) Assumes that the Selling Shareholders dispose of all the shares of Common Stock covered by this prospectus and do not acquire or dispose of any additional shares of Common Stock. The Selling Shareholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the Selling Shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(2) The percentage of Common Stock beneficially owned is based on 9,260,136 shares of Common Stock outstanding on January 30, 2004.

(3) Consists of 1,913,500 shares held directly, 200,000 shares issuable upon exercise of warrants, and 1,496,500 shares issuable upon the exercise of options.

(4)  All shares held directly.

(5) Consists of 3,000 shares held directly and 60,000 shares issuable upon exercise of options.

(6)  Consists of 40,000 shares issuable upon exercise of options.

(7) Consists of 672,500 shares held directly, 1,000 shares controlled by power of attorney, 300,000 shares issuable upon exercise of warrants and 250,000 shares issuable upon exercise of options.

(8) Consists of 672,500 shares held directly, 1,000 shares controlled by power of attorney, 300,000 shares issuable upon exercise of warrants and 250,000 shares issuable upon exercise of options.

(9) Consists of 285,000 shares held directly, 100,000 shares issuable upon exercise of warrants and 125,000 shares issuable upon the exercise of options.

(10) Consists of 298,800 shares held directly and 250,000 shares issuable upon exercise of options.

(11) Consists of 50,400 shares held directly and 50,000 shares issuable upon exercise of warrants.

(12) Consists of 202,400 shares held directly and 100,000 shares issuable upon exercise of warrants.

(13) Consists of 100,000 shares held directly and 100,000 shares issuable upon exercise of warrants.

(14) Consists of 50,000 shares held directly and 50,000 shares issuable upon exercise of warrants.

(15) Consists of 20,000 shares held directly and 20,000 shares issuable upon exercise of warrants.

(16) Consists of 100,000 shares held directly and 100,000 shares issuable upon exercise of warrants.

(17) Consists of 100,000 shares held directly and 100,000 shares issuable upon exercise of warrants.

(18) Consists of 40,000 shares held directly and 40,000 shares issuable upon exercise of warrants.

(19) Consists of 100,000 shares held directly and 100,000 shares issuable upon exercise of warrants.

(20) Consists of 262,200 shares held directly and 200,000 shares issuable upon exercise of warrants.

(21) Consists of 20,000 shares held directly and 20,000 shares issuable upon exercise of warrants.

(22) Consists of 240,000 shares held directly and 240,000 shares issuable upon exercise of warrants.

(23) Consists of 200,000 shares held directly and 200,000 shares issuable upon exercise of warrants.

(24) Consists of 221,100 shares held directly and 200,000 shares issuable upon exercise of warrants.

(25) Consists of 20,000 shares held directly and 20,000 shares issuable upon exercise of warrants.

(26) Consists of shares issuable upon exercise of warrants.

(27) Consists of shares issuable upon exercise of warrants.

(28) Consists of 220,000 shares held directly and 70,000 shares issuable upon exercise of warrants.

(29) Consists of shares issuable upon exercise of warrants.

                             DESCRIPTION OF WARRANTS

The following description of the material terms and provisions of the warrants included in this prospectus is qualified and limited by reference to the warrant agreement and subscription agreements relating to the warrants which are filed as exhibits to this registration statement.

Each warrant entitles the holder to purchase a share of our Common Stock for a purchase price of $ 1.00 per share. A warrant certificate evidences the number of warrants owned by each Selling Shareholder. Each warrant certificate sets forth the aggregate number of warrants representing the right to purchase a number of shares of Common Stock equal to the number of warrants. Holders of the warrants may exercise the warrants by delivering to us the warrant certificate representing the warrants together with specified information relating to the number of shares of Common Stock to be purchased and by paying the required amount to us in immediately available funds.

Each warrant may be exercised at any time on or before November 13, 2008.

Upon receipt at our offices of the required payment and the warrant certificate, properly completed and duly executed, we will issue and deliver the shares of Common Stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining number of warrants.

Warrants may be transferred by delivery to us of an assignment in the form provided in the warrant certificate duly executed by the holder. Upon receipt of the duly executed assignment and original warrant certificate we will issue a new warrant certificate registered in the name of the transferee and register the transfer in our books and records.

The Warrants are subject to a right of repurchase by us at a purchase price of $.001 per share at any time after the price of a share of Common Stock equals or exceeds the "Call Price." The Call Price is the Fair Market Value of a share of Common Stock as defined in the warrant.


                              PLAN OF DISTRIBUTION

The Selling Shareholders may resell or redistribute the Securities being offered by this prospectus from time to time in one or more transactions in the over-the-counter market or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named Selling Shareholders (including, but not limited to, persons who receive shares from a named Selling Shareholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to "Selling Shareholders" in this prospectus. If necessary, we will file a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, donee, transferee or other successors in interest as Selling Shareholders under this prospectus. Selling Shareholders may sell the Securities by one or more of the following methods, including without limitation:

     o block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

     o an exchange distribution or secondary distribution in accordance with the rules of any stock exchange or market on which the shares are listed;

     o ordinary brokerage transactions and transactions in which the broker solicits purchases;

     o an offering at other than a fixed price on or through the facilities of any stock exchange or market on which the shares are listed or to or through a market maker other than on that stock exchange or market;

     o    privately negotiated transactions, directly or through agents;

     o    short sales of shares and sales to cover short sales;

     o through the writing of options on the shares, whether the options are listed on an options exchange or otherwise;

     o through the distribution of the shares by any selling shareholder to its partners, members or shareholders;

     o    one or more underwritten offerings;

     o agreements between a broker or dealer and one or more of the selling shareholders to sell a specified number of the securities at a stipulated price per share; and

     o any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The Selling Shareholders may also transfer the securities by gift. We do not know of any current arrangements by the Selling Shareholders for the sale or distribution of any of the securities. The Selling Shareholders have advised us that they have acquired their shares included in this registration statement in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any Selling Shareholder. If we are notified by any Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this prospectus.

The Selling Shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers, or underwriters may act as principals, or as an agent of a Selling Shareholder. Broker-dealers may agree with a Selling Shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a Selling Shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire the shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The Selling Shareholders may also sell the securities in accordance with Rule 144 (to the extent they have satisfied the one-year holding period) under the

Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the Selling Shareholders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be Selling Shareholders. If necessary, we would file an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, secured party or person to whom the shares have been hypothecated as Selling Shareholders under this prospectus. The number of a Selling Shareholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that Selling Shareholder's shares will otherwise remain unchanged. In addition, a Selling Shareholder may, from time to time, sell the shares short, and in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The Selling Shareholders and any underwriters, brokers, dealers, or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that Selling Shareholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A Selling Shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered under this prospectus to the broker-dealers, who may then resell or otherwise transfer those shares. A Selling Shareholder may also loan or pledge the shares offered under this prospectus to a broker-dealer and the broker-dealer may sell the shares offered under this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares offered under this prospectus.

The Selling Shareholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the Selling Shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or subscription agreement relating to their shares, warrants or options, or the Selling Shareholders will be entitled to contribution. We may be indemnified by a Selling Shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the registration rights agreement or the subscription agreement relating to their shares, warrants or options, or we may be entitled to contribution. The Selling Shareholders may agree to indemnify any brokers, dealers, or agents who participate in transactions involving sales of the shares against specified liabilities arising under the federal securities laws in connection with the offering and sale of the shares.

The Securities offered under this prospectus were originally issued to the Selling Shareholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the Securities under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of (a) November 12, 2008, or (b) the date on which all the shares of Common Stock subject to this registration statement have been sold under this registration statement or pursuant to Rule 144 of the Securities Act or otherwise. Hydron will pay expenses the Company directly incurs in connection with this offering, but can not be responsible for any legal fees, underwriting discounts, concessions, commissions, or fees of the Selling Shareholders.

We will not receive any proceeds from sales of any Securities by the Selling Shareholders.

We cannot assure you that the Selling Shareholders will sell all or any portion of the Securities offered under this prospectus.

We will supply the Selling Shareholders and any stock exchange or other trading market with which the Securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a Selling Shareholder, we will file a prospectus supplement setting forth:

     o    the aggregate number of Securities to be sold;

     o    the purchase price;

     o    the public offering price;

     o    if applicable, the names of any underwriter, agent or broker-dealer;
          and

     o any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a Selling Shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution, or secondary distribution or a purchase by a broker or dealer, then we will file a prospectus supplement that includes any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.


                                  LEGAL MATTERS

The validity of the Securities offered by this prospectus will be passed on for us by Ruden, McClosky, Smith, Schuster & Russell, P.A., Fort Lauderdale, Florida.

                                     EXPERTS

The financial statements of Hydron Technologies, Inc. appearing in Hydron's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by DaszkalBolton LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements, and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements, and other information at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission's web site. The address of this site is http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission's web site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2003; and

     o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

                            Hydron Technologies, Inc.
                              2201 West Sample Road
                                Bldg 9, Suite 7B
                          Pompano Beach, Florida 33073
                                 (954) 861-6400
                           Attention: William A. Lauby

                                8,295,000 SHARES

                            HYDRON TECHNOLOGIES, INC.

                                  COMMON STOCK

                                  June 2, 2004


            --------------------------------------------------------


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         Securities and Exchange Commission filing fee ............. $    805.31
         Accounting fees and expenses ..............................    2,000.00
         Legal fees and expenses ...................................    5,000.00
         Miscellaneous .............................................    1,000.00
                                                                     -----------
              Total expenses ....................................... $  8,805.31
                                                                     ===========

The Registrant will pay all of the above fees and expenses. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15. Indemnification of Directors and Officers.

The New York Business Corporation Law ("BCL") provides that directors and officers of a New York corporation may be indemnified under certain circumstances against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred by them in disposing of actions to which they are a party or are threatened to be made a party by reason of acting as directors or officers if such persons acted in good faith and in a manner in which they reasonably believed to be in the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. The By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. The Company's restated Certificate of Incorporation, as amended, eliminates the personal monetary liability of the Company's directors to the Company or its shareholders for breaches of their duties as directors except as otherwise required under the BCL. The Company currently carries a $2.0 million liability insurance policy covering its directors or officers that insures against liabilities for violations of federal and state securities laws to the extent described above. The BCL expressly permits New York corporations to purchase such insurance.

The general effect of the foregoing provisions may be to reduce the circumstances under which a directors or officer of the Company may be required to bear the economic burden of the liabilities and expense for their conduct in their capacities as directors and officers of the Company.

Item 16. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17. Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                   Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and
                          (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this pre-effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, and State of Florida, on this 2nd day of June 2004.

                                        HYDRON TECHNOLOGIES, INC.


                                        By: /s/ RICHARD BANAKUS
                                            ------------------------------------
                                            Richard Banakus
                                            Chairman of the Board of
                                            Directors, President, Chief
                                            Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this pre-effective Amendment No. 1 to this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

         Signature                              Title                        Date
----------------------------    -------------------------------------    ------------

/s/ RICHARD BANAKUS*            Chairman of the Board of Directors,      June 2, 2004
----------------------------    President, Chief Executive Officer
Richard Banakus


/s/ TERENCE S. MCGRATH*         Chief Operating Officer                  June 2, 2004
----------------------------
Terence S. McGrath


/s/ WILLIAM A. LAUBY            Chief Financial Officer and Principal    June 2, 2004
----------------------------    Accounting Officer
William A. Lauby


/s/ KAREN GRAY*                 Director                                 June 2, 2004
----------------------------
Karen Gray


/s/ JOSHUA ROCHLIN*             Director                                 June 2, 2004
----------------------------
Joshua Rochlin


/s/ RONALD J. SAUL*             Director                                 June 2, 2004
----------------------------
Ronald J. Saul


* By: /s/ WILLIAM A. LAUBY
      ----------------------
      William A. Lauby
      Attorney-in-Fact

Dated: June 2, 2004

                                  EXHIBIT INDEX

Exhibit
Number                             Document Description
-------    ---------------------------------------------------------------------

(3.1) Restated Certificate of Incorporation of Dento-Med Industries, Inc. (Dento-Med) as filed with the Secretary of State on March 4, 1981.(1)

(3.2) Certificate of Amendment of the Certificate of Incorporation of Dento-Med as filed with the Secretary of State of New York on September 7, 1984 (filed with the Company's registration statement on Form S-3 filed February 11, 2004).

(3.3)      Bylaws as amended March 17, 1988.(2)

(3.4) Certificate of Change of Dento-Med as filed with the Secretary of State of New York on July 14, 1988 (filed with the Company's registration statement on Form S-3 filed February 11, 2004).

(3.5) Certificate of Amendment of the Restated Certificate of Incorporation of Dento-Med, as filed with the Secretary of State of New York on November 14, 1988.(3)

(3.6) Certificate of Amendment of the Restated Certificate of Incorporation of Dento-Med, as filed with the Secretary of State of New York on July 30, 1993.(4)

(3.7) Certificate of Amendment of the Restated Certificate of Incorporation of Hydron Technologies, Inc., as filed with the Secretary of State of New York on April 10, 2002 (filed with the Company's registration statement on Form S-3 filed February 11, 2004).

(4.1) Registration Rights Agreement dated July 11, 2002, by and between Hydron Technologies, Inc. and Life International Products, Inc. (filed with the Company's registration statement on Form S-3 filed February 11, 2004).

(4.2) Warrant Agreement dated November 14, 2003 between Hydron Technologies, Inc. and the parties named therein (filed with the Company's registration statement on Form S-3 filed February 11,
           2004).

(5) Opinion of Ruden, McClosky (including consent of counsel) (filed with the Company's registration statement on Form S-3 filed February 11,
           2004).

(10.1) Subscription Agreement dated November 22, 2002 between Hydron Technologies, Inc. and the subscribers named therein.(5)

---------------
(1) Incorporated by reference to the Company's report on Form 10-K for the year ended December 31, 1985.

(2) Incorporated by reference to the Company's report on Form 10-K for the year ended December 31, 1987.

(3) Incorporated by reference to the Company's report on Form 10-K for the year ended December 31, 1988.

(4) Incorporated by reference to the Company's report on Form 10-K for the year ended December 31, 1993.

(5) Incorporated by reference to Exhibit 99(ii) of the Company's Form 8-K filed January 2, 2003.

(10.2) Subscription Agreement dated September 31, 2003 between Hydron Technologies, Inc. and the subscribers named therein (filed with the Company's registration statement on Form S-3 filed February 11,
           2004).

(10.3) Agreement dated July 11, 2002 between Hydron Technologies, Inc. and Life International Products, Inc. (filed with the Company's registration statement on Form S-3 filed February 11, 2004).

(10.4)     1997 Nonemployee Director Stock Option Plan.(6)

(10.5) Bridge Loan Term Sheet for Interim Loans Between Hydron Technologies, Inc. and Members of the Board of Directors (filed with the Company's registration statement on Form S-3 filed February 11, 2004).

(23.1) Consent of DaszkalBolton LLP, Certified Public Accountants (filed herewith).

(23.2) Consent of Ruden, McClosky Smith Schuster & Russell, P.A. (filed as part of Exhibit (5)).

(24) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement with the Company's registration statement on Form S-3 filed February 11, 2004).

---------------
(6) Incorporated by reference to the Company's Definitive Proxy Statement on
Schedule 14A for the year ended December 31, 1996.